Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Shore Bancshares, Inc.

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-225614) of Shore Bancshares, Inc., of our report dated March 11, 2016, with respect to the consolidated financial statements of Shore Bancshares, Inc. for the year ended December 31, 2015, which report appears in Shore Bancshares, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

August 31, 2018

Suite 200, 809 Glen Eagles Court     Baltimore, Maryland 21286 ● 410-823-8000 ● 1-800-686-3883 ● Fax: 410-296-4815 ● www.stegman.com

Members of